SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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United Financial Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 4, 2016
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of United Financial Bancorp, Inc. (the “Company”). The meeting will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Thursday, May 19, 2016 at 10:00 a.m.
At the Annual Meeting you will be asked to: (1) elect one Director; (2) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominee for election as Director; FOR the pay package; and FOR the ratification of Wolf & Company, P.C. as our independent auditors.
We encourage you to read the accompanying Proxy Statement, which provides information regarding United Financial Bancorp, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2015 Annual Report to Shareholders, which includes United Financial Bancorp, Inc.’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2015.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
We look forward to seeing you at the meeting.

Sincerely,
/s/ William H. W. Crawford, IV
William H. W. Crawford, IV
Chief Executive Officer

UNITED FINANCIAL BANCORP, INC.
45 Glastonbury Boulevard, Glastonbury, CT 06033
866-959-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), will be held on Thursday, May 19, 2016, at 10:00 a.m., at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 for the following purposes:

1.	To elect one (1) Director of the Company.

2.	To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation.

3.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2016.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 10, 2016, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

Glastonbury, Connecticut
April 4, 2016

UNITED FINANCIAL BANCORP, INC.
45 Glastonbury Boulevard, Glastonbury, CT 06033
866-959-2265

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Thursday, May 19, 2016 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about April 4, 2016.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Annual Meeting has been called for the following purposes: (1) to elect one Director of the Company; (2) to consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ending December 31, 2016; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominee as Director; FOR the compensation package; and FOR the ratification of the appointment of United’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

SOLICITATION OF PROXIES

All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock. The Company has also retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $12,500, plus reimbursement of certain out-of-pocket expenses.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE

Only shareholders of record as of the close of business on March 10, 2016, are entitled to vote at the Annual Meeting. As of March 10, 2016, there were approximately 50,015,379 shares of common stock, no par value (the “Common Stock”), issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

VOTING PROCEDURES

There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, one Director has been nominated for a term of four years. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. All of the matters to be voted on except the ratification of the auditors are considered “non-routine” matters. Therefore, if you do not provide your broker or nominee with voting instructions with regard to those matters, your broker or nominee will not be able to vote your shares on these votes. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.

Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to consider and approve the Company’s executive compensation. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Executed but unmarked proxies will be voted FOR all proposals.

Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

Enclosed with this Proxy Statement is United Financial Bancorp, Inc.’s Annual Report to Shareholders for the year ended December 31, 2015, which includes United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

CORPORATE GOVERNANCE

General
The Company formerly known as Rockville Financial, Inc. was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s common stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”).

On March 3, 2011, the Company completed a plan of conversion and reorganization whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc.

The Company completed a merger of equals (the “Merger”) with United Financial Bancorp, Inc. (“Legacy United”) on April 30, 2014, was the legal acquirer and changed its name to United Financial Bancorp, Inc. in connection with the Merger. United Bank, a wholly-owned subsidiary of the legacy United Financial Bancorp, Inc., merged with and into Rockville Bank, and

Rockville Bank changed its name to United Bank upon legal close. References in this proxy statement to the Company prior to the date of the Merger refer to Pre-Merger Rockville Financial, Inc. (“Rockville” or “Legacy Rockville”).

The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the independent directors.

Risk Oversight

The Board of Directors of the Company (the “Board”) has the primary responsibility for general risk oversight of the Company with the Risk Committee of the Bank responsible for monitoring interest rate, credit, liquidity, strategic, technology and operational risk, and the Audit Committee of the Company responsible for monitoring financial risk. The Board and the Risk Committee periodically review Management’s implementation of a comprehensive Risk Management Program to identify, assess, mitigate, monitor, and most importantly communicate risk profiles inherent within the organization. Management assumes the responsibility for identifying and assessing various risks for the Board, Risk Committee and Audit Committee to ensure both proper mitigation and remediation plans are in place as well as compliance with all regulatory guidelines. The Company’s Risk division includes a Chief Risk Officer (“CRO”) whom reports directly to the Chief Executive Officer, as well as a dedicated Information Security Officer, Compliance Director, Enterprise Risk Manager, Branch Review Officer, Security Officer and BSA/AML/OFAC Officer reporting to the CRO. The Director of Internal Audit additionally monitors risk and reports to the Audit Committee. Numerous initiatives were implemented throughout 2015 to continue to provide the Board, Risk Committee and Audit Committee information in a timely manner to facilitate effective risk mitigation efforts throughout the organization. The Board’s oversight is also augmented by the Risk Steering Committee, which is chaired by the CRO and includes a slate of voting members comprised of most members of Executive Management and the Enterprise Risk Management Officer. The Board’s oversight is additionally augmented by the Risk Management Committee, which is also chaired by the CRO, as well as a slate of voting members comprised of Risk Division officers as well as officers throughout the Company.

As a regulated financial institution, United Bank is examined on a Federal and State mandated schedule, by the respective banking authorities. The results of these examinations are presented to the full Board promptly and fully, along with Management’s formal response as prepared for and forwarded to the respective Federal or State agencies. Any findings and recommendations contained in the Reports of Examination, as well as Internal Audit reports, are promptly implemented for corrective action and formally tracked by the Director of Internal Audit and directly communicated to the Audit Committee. These formalized processes provide a consistent, transparent, very detailed and “strong” review of any areas of concern and serve as additional risk management oversight. Risk management is also incorporated into the Compensation Committee process in the form of a risk assessment for various compensation plans as approved by the CRO.

Independence of Board of Directors and Members of Its Committees

It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Market. The Governance and Nominating Committee reviews the independence of Board members on an ongoing basis and, at least once a year, makes a determination of each Director’s independence against the independence criteria and delivers a report to the Board.

Since the Company’s formation in 2004 and full conversion in 2011 and for many years prior thereto as a mutual savings bank, the Company’s Board of Directors has been chaired by an independent member of the Board. The Chairman of the Board works with the Chief Executive Officer on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. The Board believes it important to retain the flexibility to allocate the responsibilities of the office of Chairman of the Board in any manner that it determines from time to time to be in the best interests of the Company.

The Holding Company’s Board of Directors has affirmatively determined that the Director nominated for election at the Annual Meeting, all Directors of the Company whose terms continue and all former Directors of the Company who served in that position during 2015, are independent, with the exception of William H. W. Crawford, IV, the Company’s Chief Executive Officer. The Company’s Board of Directors has also affirmatively determined the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation Committee and Governance and Nominating Committee are comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Market.

Independence Standards

As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years.

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer.

4.
Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years.

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee.

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Meetings and Committees

The business of the Company’s and the Bank’s Boards of Directors is conducted through regularly scheduled meetings and activities of the Boards and their committees. During 2015, the Board of Directors of the Company held ten (10) regular meetings and no special meetings. No Director attended fewer than 75% of the aggregate of the Company’s Board and committee meetings in 2015, of which he or she was a member, during the period he or she was a Director and a committee member.

Director Attendance at Annual Meetings of Shareholders

It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2015 Annual Meeting.

Committees of the Boards of Directors

The Company’s Board of Directors has four committees as described below: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance and Nominating Committee. The Bank’s Board of Directors has a Risk Committee in addition to the four committees described above. The current members of the committees of the Boards of Directors of the Company and the Bank are as follows:

Committees of the Board of Directors of the Company

Governance and Nominating
Executive Committee	Committee	Compensation Committee
Michael A. Bars	Paula A. Aiello	Paula A. Aiello
Michael F. Crowley	Michael A. Bars, Vice Chair	Kristen A. Johnson, Chair
Kristen A. Johnson	Michael F. Crowley, Chair	Carol A. Leary, Vice Chair
Carol A. Leary	Kristen A. Johnson	Raymond H. Lefurge, Jr.
Raymond H. Lefurge,Jr., Vice Chair	Carol A. Leary
Kevin E. Ross	Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr., Chair	Robert A. Stewart, Jr.

Audit Committee
Paula A. Aiello, Vice Chair
Raymond H. Lefurge, Jr.
Kevin E. Ross, Chair
Robert A. Stewart, Jr.

Committees of the Board of Directors of the Bank

Executive Committee	Audit Committee	Compensation Committee
Michael A. Bars	Paula A. Aiello, Vice Chair	Paula A. Aiello
Michael F. Crowley	David A. Engelson	C. Perry Chilberg
Kristen A. Johnson	Raymond H. Lefurge, Jr.	Carol Moore Cutting
Carol A. Leary	David J. O’Connor	Kristen A. Johnson, Chair
Raymond H. Lefurge,Jr., Vice Chair	Rosemarie Novello Papa	Carol A. Leary, Vice Chair
Kevin E. Ross	Kevin E. Ross, Chair	Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr., Chair	Robert A. Stewart, Jr.	Rosemarie Novello Papa
Richard M. Tkacz

Governance and Nominating
Committee	Risk Committee
Paula A. Aiello	Michael A. Bars, Chair
Michael A. Bars, Vice Chair	C. Perry Chilberg
Michael F. Crowley, Chair	Michael F. Crowley
Kristen A. Johnson	Carol Moore Cutting
Carol A. Leary	David J. O’Connor, Vice Chair
Raymond H. Lefurge, Jr.	Richard M. Tkacz
Robert A. Stewart, Jr.

The Audit Committee of the Company’s Board of Directors meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met ten (10) times during the year ended December 31, 2015. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge is an audit committee financial expert under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors. The Audit Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

The Compensation Committee of the Company’s Board of Directors met fourteen (14) times during the year ended December 31, 2015. The Compensation Committee acts under a written charter adopted by the Board of Directors. The Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L.

Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

The Executive Committee of the Company’s Board of Directors met nine (9) times during the year ended December 31, 2015. The Executive Committee acts under a written charter adopted by the Board of Directors. The Executive Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

The Risk Committee of the Bank’s Board of Directors met eight (8) times during the year ended December 31, 2015. The Risk Committee acts under a written charter adopted by the Board of Directors of the Bank. The Risk Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the listing standards of the NASDAQ Global Select Market. There were no Compensation Committee “interlocks” during 2015, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee.

The Governance and Nominating Committee and Selection of Nominees for the Board

The Company has adopted a Governance and Nominating Committee Charter. The Governance and Nominating Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. This document also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com. This Charter sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. This committee met four (4) times during the year ended December 31, 2015.

The Governance and Nominating Committee is responsible for recommending current Directors for re-nomination and for identifying and recruiting Director candidates as needed. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. Current Directors whose terms are expiring and those persons nominated by shareholders, if any, are reviewed under similar considerations, and also based on contribution, change of status and commitment to the Company. The Governance and Nominating Committee seeks to align Board composition with the Company’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in our market is a cornerstone of United Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting director candidates. Because the Company is a financial institution, familiarity with financial matters and business acumen are other important considerations. The Governance and Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise. The Governance and Nominating Committee completes an evaluation of the Board and its Committees annually and presents those results to the Company’s Board of Directors.

The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.

During the period extending from April 30, 2014 through the 2017 annual meeting of shareholders (the “Three-Year Period”), but excluding nominations with respect to the 2017 annual meeting of shareholders, the Governance and Nominating Committee is authorized to propose Director nominees for election and/or re-election to the Board in accordance with applicable federal securities laws and applicable stock exchange listing regulations, by majority vote of the Legacy Rockville Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy Rockville Director) or by majority vote of the Legacy United Directors serving on the Governance and Nominating Committee (with respect to election of a successor to a Legacy United Director), as the case may be. In filling any vacancy on the Board of Directors during the Three-Year Period, the Board must consider only nominees recommended by the Governance and Nominating Committee.

The nominee for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” was recommended to the Board by the Governance and Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of the Director whose term expires in 2015, the Governance and Nominating Committee and the Board reviewed the specific credentials of the nominee and the general skill set and experience of the Board. Although the Governance and Nominating Committee may choose to recommend an increase in Board size in the future, it also determined that the nine (9) remaining Directors, including the nominee, collectively have the requisite skill sets and experience to enable the Board to operate effectively. Although the Governance and Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in its determination:

Mr. Stewart is the president of an insurance agency located in Springfield, Massachusetts and has served on the board of directors of many civic associations and non-profit corporations, and is currently a director and executive committee member of Behavioral Health Network, Inc. His expertise in matters relating to insurance and financial services and community service experience are valuable to the Board’s overall capabilities.

The eight (8) other members of the Company’s Board are currently serving terms that expire in 2017, 2018 and 2019. The Governance and Nominating Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Governance and Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Governance and Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2017, 2018 and 2019 to be significant and relevant:

Ms. Aiello is the Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. in Worcester, Massachusetts. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization. Her financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Bars is a partner with the largest law firm headquartered in Vernon, Connecticut and one of the largest law firms in Eastern, Connecticut. He has served on the boards of directors of numerous community organizations. His legal and community service experience are valuable to the Board’s overall capabilities.

Mr. Crawford, Chief Executive Officer joined the Company in 2011 as President and Chief Executive Officer of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank). Prior to joining the Company, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 27 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

Mr. Crowley is the president of a real estate appraisal firm located in Wilbraham, Massachusetts and has extensive experience in valuing commercial real estate throughout the region. His real estate subject matter expertise and community service experience are valuable to the Board’s overall capabilities.

Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Services, Inc. Prior to joining Connecticut Water Services, Inc., she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank from 1996 to 2007. Her human resources leadership and banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.

Dr. Leary is the President of Bay Path University, located in Longmeadow, Massachusetts, and serves on the board of directors of several major area not-for-profit organizations, including serving as a member of the compensation committee for a major charitable foundation located in Company’s local community. As the leader of a complex organization with hundreds of employees, Dr. Leary’s executive experience, as well as her extensive knowledge of community affairs, is valuable to the Board’s overall capabilities.

Mr. Lefurge is a certified public accountant and the president of an accounting firm located in Vernon, Connecticut. He is in public practice for over 45 years, and is a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. He also is an “audit committee financial expert” under the rules of the SEC. His financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Ross is the vice president and treasurer of an insurance agency located in Holyoke, Massachusetts and has served on the board of directors of many civic associations and non-profit corporations over the years. His experience in the insurance and financial services industries, and his long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.

Shareholder Nominations for the Board

Nominations by shareholders of record will be considered by the Governance and Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Company located at 45 Glastonbury Boulevard, Glastonbury, CT 06033 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.

To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.

Code of Ethics

The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees, and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.

The Company also has a Whistleblower Policy that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. In accordance with this policy, communication of reports is directly to the Director of Internal Audit or the Chairman of the Audit Committee. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

Shareholder Communications with the Board

The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Marliese L. Shaw (mshaw@bankatunited.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Shaw. All communications to the Board will be reviewed by the Company’s Chairman and Chief Executive Officer, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2016, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of the Company’s independent accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C for tax services and other fees for the year ending December 31, 2016, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.

Audit Fees

The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2015 and 2014. The following table sets forth the aggregate fees billed by the Company's independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In Thousands)
Audit Fees(1)	$446	$403
Tax Preparation Fees(2)	71	67
All Other Fees(3)	59	17
Audit-Related Fees(4)	5	85
Total	$581	$572

(1)
Includes estimated fees for the financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews, the HUD compliance audits for United Bank and out-of-pocked costs.

(2)	Consists of tax return preparation and tax-related compliance and services.

(3)	Consists of WolfPAC license and implementation fees in 2015 and 2014, and Bank Secrecy Act data validation services in 2015.

(3)
Consists of work related to the Company’s Form S-8 filing for the United Financial Bancorp, Inc 2015 Omnibus Stock Incentive Plan in 2015, the Company's S-4 filing for the merger with United Financial Bancorp, Inc. in 2014, and the Company's Form S-3 filing for the issuance of subordinated debt securities in 2014.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $50,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee, and ratification of any action so taken will be sought.

All engagements of the independent auditor to perform any audit services and non-audit services during 2015 were pre-approved by the Audit Committee in accordance with the Company’s Audit Committee Charter. There were no instances where this was waived.

REPORT OF THE AUDIT COMMITTEE

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of the Company submits this report for 2015.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring the Company’s independent auditors. During 2015, prior to the passing of Director Magdefrau the Committee was comprised of four (4) directors, Ms. Aiello and Messrs. Crowley, Magdefrau and Ross, and after the passing of Director Magdefrau the Committee was comprised of four (4) directors, Ms. Aiello and Messrs. Lefurge, Ross and Stewart, each of whom is independent as defined by the rules of the NASDAQ Global Select Market and the SEC.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors, Wolf & Company P.C., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Committee met with management and Wolf & Company P.C. to review and discuss the 2015 consolidated financial statements. The Committee also discussed with Wolf & Company P.C. the matters required by Auditing Standard No. 16, as amended as issued by the Public Company Accounting Oversight Board. The Committee also received written disclosures and a letter from Wolf & Company P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with Wolf & Company P.C. the firm’s independence.

Based upon the Committee’s discussions with management and the independent auditors, and the Committee’s review of the presentations of management and the independent auditors, the Committee recommended that the Board of Directors include the audited consolidated financial statements in United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, which is expected to be filed with the SEC on March 7, 2016.

March 3, 2016

The Audit Committee:
Kevin Ross, Chairman,
Paula A. Aiello, Vice Chairman
Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr.

ELECTION OF DIRECTORS
(Proposal 1)

The Certificate of Incorporation of the Company provides that the number of Directors shall not be fewer than eight (8) nor more than sixteen (16). Currently, the Board of Directors has set the number of Directors of the Company at nine (9) and of the Bank at fifteen (15). The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director; provided, however, that, during the Three-Year Period, no Legacy United Director or Legacy Rockville Director who served as a Director as of the closing of the Merger will be ineligible for re-election as a Director by virtue of being aged seventy (70) years or more at the time of re-election.

One (1) Director will be elected at the Annual Meeting to serve for a four-year term expiring in 2020. Following the recommendation of the Governance and Nominating Committee, the Board of Directors has recommended and nominated Robert A. Stewart, Jr., current Board member, for re-election as Director. Except as noted below, there are no arrangements known to Management between Robert A. Stewart, Jr. and any other person pursuant to which such nominee was selected. In accordance with the Bylaws of the Company adopted in connection with the Merger, Mr. Stewart is entitled to be nominated at the 2016 Annual Meeting, subject to satisfaction of the Company’s re-nomination policies and criteria applicable to incumbent Directors.

The persons named on the enclosed proxy intend to vote for the election of Mr. Stewart, unless the proxy is marked by the shareholder to the contrary. If Mr. Stewart is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may determine to reduce the number of directorships to eliminate the resulting vacancy. The Board knows of no reason why Mr. Stewart might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Stewart, and each Director of the Company continuing in office.

NOMINEE FOR DIRECTOR FOR FOUR YEAR TERM TO EXPIRE IN 2020

	Director
	Age(1)	Since(2)
Robert A. Stewart, Jr., Chairman	64	1991
Mr. Stewart is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency located in Springfield, Massachusetts. Mr. Stewart has also served on the board of directors of many civic associations and non-profit corporations and is currently a director and executive committee member of Behavioral Health Network, Inc.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2017)

	Director
	Age(1)	Since(2)
Michael A. Bars	60	2003
Mr. Bars is a managing partner of the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm with offices in Vernon and Mansfield, Connecticut, is on the Board of Directors of The Hundred Club of Connecticut, Inc. and is a past Trustee and Chair of the Board of Trustees of Eastern Connecticut Health Network, Inc.

Kristen A. Johnson	49	2010
Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Services, Inc. in Clinton, Connecticut. Prior to joining Connecticut Water Company in 2007, she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2018)

	Director
	Age(1)	Since(2)
William H. W. Crawford, IV	50	2011
Chief Executive Officer Crawford joined the Company in 2011 as the President and Chief Executive Officer of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank) and held this position until the Merger, at which time Mr. Crawford's title became Chief Executive Officer of both entities. Prior to joining the Company, Mr. Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank, and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem, and Norfolk/Virginia Beach. Mr. Crawford has 27 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations.

Michael F. Crowley	57	2001
Mr. Crowley is President of Crowley Real Estate Appraisers, Inc. and M.F.C. Systems, Inc., companies that provide commercial real estate appraisal, realty consultation and project management services in the region. He develops and has ownership interests in a number of commercial real estate ventures in the Western Massachusetts region. Mr. Crowley is a current Director and Past President of the Springfield Riverfront Development Corporation, the real estate subsidiary of the Naismith Memorial Basketball Hall of Fame and has served on numerous civic and governmental boards of directors over the past 26 years.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2018)

	Director
	Age(1)	Since(2)
Raymond H. Lefurge, Jr., Vice Chairman	66	2003
Mr. Lefurge is a certified public accountant and is a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. He is the sole shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President. Mr. Lefurge previously served as a director of a local publicly traded community bank and served as their Audit Committee Chairman. In addition, he currently serves as a member of the Audit and Corporate Compliance Committee and the Planning Committee of Eastern Connecticut Health Network, a local health network. He also serves as trustee of an educational trust for the benefit of students of Vernon, Connecticut.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2019)

	Director
	Age(1)	Since(2)
Paula A. Aiello	53	2008
Ms. Aiello is Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization.

Carol A. Leary	68	2001
Dr. Leary is President of Bay Path University, located in Longmeadow, Massachusetts. She serves on the board of directors of several major national, state and area not-for-profit organizations, including serving as a director and member of the compensation committee for a major charitable foundation located in Company’s local community, namely the Frank Stanley Beveridge Foundation.

Kevin E. Ross	63	1991
Mr. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts. He has also served on the board of directors of many civic associations and non-profit corporations over the years.

(1)	Ages presented are as of December 31, 2015.

(2)
The reported date is the date the individual became a Director of Rockville Bank or United Bank. Each of Ms. Aiello, Dr. Leary and Messrs. Ross, Stewart and Crowley joined the Board of Directors of the Company upon the closing of the Merger on April 30, 2014.

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of United Financial Bancorp, Inc.
The following individuals are the executive officers of United Financial Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William H.W. Crawford, IV	50	Chief Executive Officer
Eric R. Newell	36	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Kucia	52	Executive Vice President
David C. Paulson	53	Executive Vice President
Marliese L. Shaw	51	Executive Vice President, Corporate Secretary and Investor Relations
Elizabeth K. Wynnick	46	Executive Vice President
     (1) Ages presented are as of December 31, 2015.
The executive officers of United Financial Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors. Pursuant to the Company’s Bylaws, the removal of Mr. Crawford from, or the failure to appoint Mr. Crawford to, the Chief Executive Officer position, and any amendment to or termination of any employment agreement with Mr. Crawford, prior to the expiration of the Three-Year Period, requires the affirmative vote of at least two-thirds of the full Board of Directors, excluding Mr. Crawford.

Executive Officers of United Bank
The following individuals are the executive officers of United Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William H.W. Crawford, IV	50	Chief Executive Officer
Eric R. Newell	36	Executive Vice President, Chief Financial Officer and Treasurer
Dena M. Hall	42	Western Massachusetts Regional President, Chief Marketing Officer
Craig W. Hurty	54	Executive Vice President, Chief Human Resources Officer
Mark A. Kucia	52	Executive Vice President, Chief Credit Officer
Brandon C. Lorey	47	Executive Vice President, Head of Consumer Banking
David C. Paulson	53	Executive Vice President, Head of Wholesale Banking
Marliese L. Shaw	51	Executive Vice President, Corporate Secretary and Investor Relations
John J. Smith	63	Executive Vice President, Chief Information & Administrative Officer
Elizabeth K. Wynnick	46	Executive Vice President, Chief Risk Officer
     (1) Ages presented are as of December 31, 2015.

The executive officers of United Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Biographical Information of Executive Officers of United Who Are Not Directors

Dena M. Hall, Western Massachusetts Regional President, Chief Marketing Officer, joined United Bank in 2005 and served as the Senior Vice President of Marketing and Community Relations until she was promoted to her current position in May, 2014. Prior to joining the Company she was the Marketing Director at Woronoco Savings Bank (now Berkshire Bank) in Westfield, Massachusetts. Ms. Hall also serves as the President of the United Bank Foundation Massachusetts and the United Bank Foundation Connecticut.

Craig W. Hurty, Executive Vice President, Chief Human Resources Officer, joined United Bank in June 2014. Previously, Mr. Hurty was with Aetna, Inc. for fourteen years where he held a variety of executive roles including Vice President, HR Shared Services, HR Head for Business Operations, and Head of Talent Strategies and Services. Prior to Aetna, Mr. Hurty developed his human resources skills in management and staff roles with PacifiCare Health Systems. Mr. Hurty began his career in the executive search and compensation consulting practice of KPMG Peat Marwick and in sales with Northwestern Mutual Life.

Mark A. Kucia, Executive Vice President, Chief Credit Officer, joined Rockville Bank in October 2005 and ran the Commercial Banking Department from August 2007 until March 2014 when he was appointed to his current position. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut and worked at Mechanics Bank in Hartford, Connecticut and BayBank in Springfield, Massachusetts, in a variety of roles covering all aspects of commercial banking. Mr. Kucia’s career began at the New York City offices of National Westminster Bank, PLC, on a corporate lending team.

Brandon C. Lorey, Executive Vice President, Head of Consumer Banking, joined Rockville Bank in February 2013 and served as the Senior Vice President, Head of Consumer Lending until April 2014 when he was promoted to Executive Vice President, Head of Consumer Lending. He was promoted to his current position in June 2015. Prior to joining the Bank, Mr. Lorey was the Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he was in charge of loan origination and credit administration. Previously, he served as Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, Federal Savings Bank in Maryland, including Vice President of risk, finance, operations, and direct sales.

Eric R. Newell, Executive Vice President, Chief Financial Officer and Treasurer joined Rockville Bank in May 2011 as Vice President, Treasury Officer and was promoted to Senior Vice President, Director of Treasury in March 2012. He was promoted to Executive Vice President, Head of Treasury and Corporate Strategy in May 2013, and to his current position in November 2013. Mr. Newell holds a CFA designation and prior to joining the Bank he served as an analyst at Alliance Bernstein, as an analyst for Fitch Ratings, and as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office.

David C. Paulson, Executive Vice President, Head of Wholesale Banking, joined Rockville Bank in March 2014. Prior to joining the Bank, Mr. Paulson was with Santander Bank N.A. where he was Managing Director and Commercial Banking Executive Vice President. Prior to Santander, Mr. Paulson served as Regional Vice President – Commercial Banking Wells Fargo, as well as Commercial Banking Director, Senior Vice President for Wachovia Bank.

Marliese L. Shaw, Executive Vice President, Corporate Secretary/Investor Relations, joined Rockville Bank in May 2004 as Vice President, Treasury Officer, was appointed Vice President, Treasury Officer and Investor Relations upon the close of the Company’s initial public offering and was promoted to Senior Vice President, Investor Relations in March 2012 and appointed Senior Vice President, Corporate Secretary and Investor Relations in May 2013. She was promoted to her current position in April 2014. Prior to 2004, Ms. Shaw served as Vice President, Treasury Officer for Tolland Bank, subsidiary of Alliance Bancorp of New England, located in Vernon, Connecticut.

John J. Smith, Executive Vice President, Chief Information & Administrative Officer, joined United Bank in January 2016. Prior to joining the Bank, Mr. Smith was with New York-based CIT Group for the past ten years where he was the Chief Information Officer for the CIT Bank Unit from 2010 to 2015 and the Chief Information Officer of Consumer & Small Business Banking from 2005 to 2010. Prior to CIT Group, Mr. Smith was the Chief Information Officer for operations and technology services at NYCE Corporation and held similar IT roles earlier in his career at Summit Bank and UJB/Financial. Mr. Smith was a Board member of Jack Henry and Associates' Mid-Tier Advisory Board, Chairman of his local IT user group in New Jersey and a former Board member of The State of New Jersey Office of Information Technology.

Elizabeth K. Wynnick, Executive Vice President, Chief Risk Officer, joined Rockville Bank in April 2012 as Senior Vice President, Director of Internal Audit, was promoted to Executive Vice President, Director of Internal Audit in April 2014, and was promoted to her current position in December 2014. Ms. Wynnick holds a CPA and CFSA designation and is licensed to practice law in Connecticut. Prior to joining the Bank, she served as General Auditor of NewAlliance Bank and as Deputy General Auditor of Webster Bank.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The table below sets forth information as of March 10, 2016, with respect to principal beneficial ownership of Common Stock by each Director of the Company and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and executive officers of the Company and the Bank as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares(2)
T. Rowe Price Associates, Inc.	3,537,554	(3)	7.07%
100 East Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	3,187,113	(3)	6.37%
55 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	2,562,202	(3)	5.12%
Building One, 6300 Bee Cave Road
Austin, TX 78746

Name of Beneficial Owner	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly(13)		Shares of Common Stock Underlying Options(4)	Shares of Common Stock Underlying Restricted Stock Shares(5)	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares(2)
Non-Management Directors:
Paula A. Aiello	12,939		—		13,808	—	26,747	*
Michael A. Bars	54,700	(6)	—		31,206	—	85,906	*
Michael F. Crowley	30,324		7,009	(7)	27,617	—	64,950	*
Kristen A. Johnson	33,409		18,806		13,007	—	65,222	*
Carol A. Leary	31,406		—		41,989	—	73,395	*
Raymond H. Lefurge, Jr.	64,107	(8)	13,864	(9)	31,206	—	109,177	*
Kevin E. Ross	32,790		—		56,360	—	89,150	*
Robert A. Stewart, Jr.	38,067		8,419	(10)	28,743	—	75,229	*

Named Executive Officers:
William H. W. Crawford, IV	73,558		15,998		376,416	—	465,972	*
Eric R. Newell	24,603		11,340	(11)	105,598	—	141,541	*
David C. Paulson	5,606		503		—	—	6,109	*
Mark A. Kucia	28,658		25,571		158,237	—	212,466	*
Brandon C. Lorey	7,104		5,713	(12)	88,485	—	101,302	*
All Directors and Executive
Officers as a Group (18 persons)	469,340		135,970		1,141,457	—	1,746,767	3.49%

(*)	Less than 1% of the common stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Securities Exchange Act of 1934.

(2)	Based on approximately 50,015,379 shares of common stock issued and outstanding as of March 10, 2016.

(3)
Based solely on information provided in the Schedules 13G filed with the SEC by T. Rowe Price Associates, Inc., BlackRock, Inc. and Dimensional Fund Advisors LP for United Financial Bancorp, Inc. All shares are held with shared voting and dispositive power.

(4)
Includes shares of underlying options that are presently exercisable or will become exercisable within 60 days after March 10, 2016. Shares subject to options that are presently exercisable or will become exercisable within 60 days after March 10, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)
Includes shares of underlying restricted stock shares that will vest and settle within 60 days March 10, 2016. Shares underlying restricted stock that will vest and settle within 60 days after March 10, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such restricted stock, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(6)	Includes 12,133 shares which are pledged.

(7)	Shares held in an IRA Plan account.

(8)	Includes 19,716 shares held jointly with his spouse.

(9)	Includes 11,503 shares held by his spouse and 2,361 shares held in a SEP IRA Plan account.

(10)	Includes 8,211 shares held in an IRA Plan account and 209 shares held in custodianship for his grandchildren.

(11)	Includes 2,000 shares held in an IRA Plan account.

(12)	Includes 3,000 shares held in an IRA Plan account.

(13)
Includes shares allocated to the account of the individuals under the United Bank 401(k) Plan. The respective individuals have vested shares as follows: Ms. Johnson – 18,806 shares; Mr. Crawford – 15,998 shares; Mr. Newell – 9,340 shares; Mr. Paulson – 503 shares; Mr. Kucia – 25,571 shares and Mr. Lorey - 2,712 shares.

Shares of common stock of United Financial Bancorp, Inc. purchased through personal investment (including through 401-K investments) for the Directors and Named Executive Officers listed above are as follows: Ms. Aiello – 4,719 shares; Mr. Bars – 30,334 shares; Mr. Crowley – 22,378 shares; Ms. Johnson – 37,561 shares; Dr. Leary – 7,693 shares; Mr. Lefurge – 49,326 shares; Mr. Ross – 4,852 shares; Mr. Stewart – 11,618 shares; Mr. Crawford – 16,998 shares; Mr. Newell – 14,008 shares; Mr. Paulson – 503 shares; Mr. Kucia – 29,000 shares and Mr. Lorey – 5,713 shares. Shares of common stock of United Financial Bancorp, Inc. sold in the open market during 2015 were related to the exercise of stock options and for the Directors and Named Executive Officers listed above are as follows: Mr. Crowley – 28,743 shares and Dr. Leary – 14,371 shares. Shares of common stock of United Financial Bancorp, Inc. gifted to organizations during 2015 for the Directors and Named Executive Officers listed above are as follows: Mr. Crowley – 1,820 shares and Ms. Leary – 6,270 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2014, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of the “Named Executive Officers” including the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. In addition, in accordance with SEC rules, we also include our Former Chief Operating Officer. The discussion and analysis also includes a description of our decision making process as well as the Company’s compensation philosophy, programs and the material factors affecting our decision making for 2015 compensation.

The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2015. All Named Executive Officers of the Company are also Named Executive officers of the Bank. Equity compensation for Named Executives Officers is paid by the Company while cash compensation and benefits are provided by the Bank.
Our 2015 Named Executive Officers (“NEO”) were:

William H.W. Crawford, IV	Chief Executive Officer
Eric R. Newell	Executive Vice President and Chief Financial Officer
David C. Paulson	Executive Vice President and Head of Wholesale Banking
Mark A. Kucia	Executive Vice President and Chief Credit Officer
Brandon C. Lorey	Executive Vice President and Head of Consumer Banking
Marino J. Santarelli*	Executive Vice President and Chief Operating Officer
* As of December 16, 2015, Mr. Santarelli was no longer an employee at the Company.

For additional information regarding compensation of the Named Executive Officers, see “Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

2015 was United Financial Bancorp, Inc.'s first full year as a combined company after completing its strategic merger of equals between United Financial Bancorp, Inc. and Rockville Financial, Inc. in 2014. The Company is the third largest bank headquartered in Connecticut with a significant presence in contiguous Western and Central Massachusetts which includes 52 branch locations with deposits averaging $85 million per branch, as well as several commercial and mortgage loan production offices in those markets.

Strong Performance Results

Since the Company's conversion to a fully public entity in 2011, the Company has grown to $6.2 billion in total assets from $1.7 billion and increased core earnings per share at a 29% compound annual growth rate. Return on average equity has increased during that time to 8.08% from 2.30% and tangible common equity has declined to 8.23% from 17.64%. The Company has incurred less than 10 basis points of net credit losses annually since 2011, reflecting continued stable asset quality. The Company's interest rate risk positioning is neutral, liquidity is well managed and the Company has focused on acquiring executive experience and talent that is capable of effectively managing such growth.

Over the last few years United has recruited a large team of top relationship bankers with deep experience in each of its lines of business and geographies. These strategic hires have helped fuel strong loan, deposit, revenue and earnings growth. The Company has additionally made significant investments in human resources and systems related to information technology, finance, risk management and compliance in order to meet risk management and regulatory requirements. Through its 2014 strategic merger of equals United has created a significantly improved cost structure evidenced by its 2.17% operating non-interest expense to average assets ratio for the year 2015, and significant franchise value, both of which have yet to be reflected in the Company's share price. Executive leadership balanced many critical decisions to achieve expense discipline and effective operating leverage with its investments.

Our 2015 financial performance compares favorably to more seasoned and larger banks headquartered in Connecticut and is generally in line with national averages.

Strong Earnings Performance
•Earned a record $49.6 million net income, or $1.00 per diluted share

•	Delivered return on average assets (ROA) of 0.87%, return on average equity (ROAE) of 8.08%, and return on tangible common equity (ROTCE) of 10.35%
•Expense discipline reflected in 60% efficiency ratio

Growth
•Grew loans by $716 million, or 18%
•Grew deposits by $402 million, or 10%

Dividends
•Paid out $22.5 million in dividends, or $0.46 per share
•Dividend increased by 20% in the first quarter of 2015
•Dividend yield of 3.51% in 2015

The unprecedented low interest rate environment has presented the Company with near term challenges given the size and scope of its transformational merger. Since announcing the strategic merger of equals in November 2013, tangible book value per share was reduced to $9.65 at December 31, 2014 from $11.32 at September 30, 2013, or 17%, via exchange ratio, one-time merger charges and accelerated share repurchases. Importantly, the 2-year to 10-year treasury yield spread has declined from 240 basis points to 121 basis points since November 2013, which significantly reduced the earnings power of the Company's net interest income over what was included in our pro forma financial statements at the time the Merger was announced. In response to this challenging interest rate environment, Management significantly accelerated fee income growth, loan growth, continued to optimize the branch network and made investments to reduce the tax rate. Therefore, despite the challenging environment for all banks, United's core earnings grew 65% from 2014 to 2015.

While United’s Management and Board of Directors are not satisfied with our short-term total shareholder return ("TSR"), it is consistent with the trend in our sector (S&P 500 banks had a negative one percent TSR in 2015 and the Company had a negative seven percent TSR in 2015). The 3-Year TSR was below the median for the compensation peer group as well, which includes the time frame in which investors may have reacted to the expenses incurred in the Merger. However, there are other factors and metrics that are important as well. In a more long-term view, the 5-Year TSR is reported at 88% which is above the compensation peer group median of 72%. Additionally, significant progress was made in 2015 in a very difficult operating environment to position the Company for future success. Dividends per share, tangible book value per share and compounded annual growth rate are all highly correlated with long term shareholder value creation. In its first full year as a new company, United paid dividends to shareholders of $0.46 per share and increased tangible book value by $0.42 per share, equating to a 4% growth rate for the year 2015. This will remain a key focus for Management and the Board in 2016 and beyond. Management has a laser focus on risk adjusted return on capital ("RAROC"), as well as asset quality, the efficiency ratio and risk management.

The executive compensation program design accomplishes the objective of attracting, motivating, and retaining the talent needed to grow revenue and earnings and oversee the platform of a larger enterprise. Executive interests are aligned with shareholders under a robust governance structure that regularly analyzes its practices versus the market and pay relative to performance. The Compensation Committee has:

•Established the Company's Chief Executive Officer's compensation to include 55% of "At Risk Pay," consistent the compensation of the chief executive officers in the peer group at 54% of "At Risk Pay."
•Included in the "At Risk Pay" structure were stock awards granted during 2015 that were 50% performance based, comprised of metrics that align executives with shareholders' interests - total shareholder return and core earnings per share.
•Further, two significant decisions were made by the Compensation Committee in 2015 in regards to pay relative to performance. First, although the Company's stock award incentive plans were nearly depleted for available shares to grant to directors and officers, the Company did not approach shareholders for approval of a new stock incentive plan until the earning performance of the newly combined Company had been proven over several quarters.
•Second, the Compensation Committee deferred executive officer base salary increases until 2016 once the Company had achieved efficiencies and gained earnings power through the Merger. Named Executive Officers did not receive base salary increases in 2015 and annual stock award grants were delayed to the fourth quarter of 2015 from their historical second quarter granting practice.

The Company will continue to heavily weigh the financial performance and risk profile of the Company in its assessment of appropriate compensation management.

Say on Pay Consideration

At our Annual Shareholder Meeting held on May 21, 2015, our shareholders voted to approve an advisory vote on “say on pay” and “say on pay frequency” proposals. Based on the voting results, the Board of Directors determined to hold the “say on pay” vote annually. Our last “say on pay” vote was conducted in 2015 and our shareholders showed support of the Company’s compensation practices with 83% of shares represented at the Annual Shareholder Meeting voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee has considered its result. Management has reached out to investors to discuss Company performance and strategy, and the Committee will continue to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Key Compensation Decisions

The Company has operated under the same compensation philosophy it developed in 2012. The Company has not made any major changes to our executive compensation program since that time, although the Compensation Committee monitors our pay program through regular market based studies performed by their independent consultant. The latest comprehensive review was conducted in 2015. Our executive compensation programs are designed to attract, motivate and retain a talented leadership team committed to driving superior results that deliver long-term shareholder value. Our incentive programs are designed to promote pay for performance and reward executives for performance which ultimately creates long-term shareholder value. Annually, we review our compensation philosophy and our pay programs to ensure that our compensation program meets our objectives and aligns with our performance and business strategy while maintaining good corporate governance practices. For 2015, the following compensation decisions were made in consideration of the Company’s philosophy and performance:

•	Base salaries were reviewed and were determined to be market competitive; no changes were made to base salaries in 2015.

•	The annual incentive program continues to use a scorecard approach to measure performance in a balanced manner and reduce unnecessary risk taking.

•	In recognition of our 2015 financial performance, the annual incentives were awarded between target and maximum.

•	We made annual equity awards with a mix of performance shares that reward future performance and align with shareholder value and time-vesting restricted stock.

Corporate Governance Highlights
The Company maintains important corporate governance polices:

•	Robust stock ownership guidelines for Executives and Board of Directors.

•	Double trigger change in control severance provision that requires both a change in control and qualifying termination event.

•	No tax-gross ups in our change in control arrangements.

•	Robust clawback policy allowing our Board to recoup any excess compensation paid to the Named Executive Officers if the Company restates its financial results upon which an award is based.

•	Dividends are not paid on unearned performance shares.

•	Anti-hedging policy prohibits our senior executive officers and Directors from engagement in hedging transactions.

Objectives of the Company’s Compensation Programs and Compensation Philosophy

Below we summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through several guiding principles.

Principles	How we achieve the principles
Provide market competitive compensation that enables the Company to attract and retain executives
•       Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.
•       Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.
•       Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size and region.
•       Retention of key executives is supported through the use of multi-year vesting schedules for stock.

A significant portion of pay will be performance-based and support our goal to deliver shareholder value
•       More than 50% of our total compensation opportunity is performance-based, represented by our short and long-term incentive plans.
•       A portfolio of performance measures will be tied to strategic goals that are intended to deliver long-term shareholder value.

Support a culture of ownership that aligns our executives’ interests with those of shareholders	• Ownership guidelines and holding requirements support our culture of encouraging executives to have significant stock holdings.
Focus on long-term/stock perspective and balanced approach to rewards that supports sound risk management practices
•       Long-term equity compensation supports our goal to align rewards with the time horizon of potential risk.
•       Our total compensation program in aggregate is designed to balance multiple perspectives including short / long term performance, cash / equity, relative / absolute performance and fixed / variable pay.

Risk Assessment

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. In addition, the Company is periodically examined by the Federal Reserve Bank of Boston, the Federal Deposit Insurance Corporation and the Connecticut Department of Banking.

Beginning in late-2014 and during 2015, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2015 incentive plans. Beginning in late-2015 and during 2016, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2016 proposed plans. The in depth reviews were presented to the Compensation Committee, and, based on the Chief Risk Officer’s review, the Company concluded that the compensation programs provide appropriate balance across many performance measures, have controls on the range of payouts, allow Committee discretion in making awards and ultimately do not pose material risk to the Company. Going forward, the Company will continue to monitor and evolve its programs to ensure they are aligned with emerging regulations and best practices.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee
The Compensation Committee (the “Committee”) of our Board of Directors discharges the responsibilities of the Board of Directors (the “Board”) with regard to compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). During 2015, the Committee was comprised of four (4) directors: Ms. Johnson, Dr. Leary, Ms. Aiello and Mr. Lefurge, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (14 times in 2015) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.
The Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our executive compensation program. Annually, the Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and alignment with our compensation philosophy. The Committee also reviews the employment agreements for named executive officers. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.
Role of the Compensation Consultant
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Committee has access to the funding it needs to solicit advisory services to meet their requirements.
For 2015, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant. Meridian reports directly to the Committee and the Committee may replace Meridian or hire additional consultants at any time. Meridian attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of the Company’s executive officers.
Meridian provides various executive compensation services to the Committee with respect to the Company’s executive officers and other key employees at the Committee’s request. Meridian advises the Committee on the principal aspects of the executive compensation program, informs the Committee of evolving best practices and provides market information and analysis regarding the competitiveness of the program design and helps the Committee assess the relationship of pay and performance.

The Committee regularly reviews the services provided by its outside consultant and believes that Meridian is independent in providing specialized executive compensation consulting services. The Committee conducted a specific review of its relationship with Meridian in 2015, and determined that Meridian’s work for the Committee did not raise any conflicts of interest, and is consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of the Company’s Management

The Company’s Management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are derived from the Board approved goals.

Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer provide the Committee and other advisors with Company information related to the Committee’s needs.

The Committee occasionally requests members of executive management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives provide insight, suggestions or recommendations regarding executive compensation; however, only Committee members vote on decisions regarding executive compensation.

The Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding the Chief Executive Officer's compensation are discussed and approved during Executive Session, when the Chief Executive Officer is not present. Decisions regarding other executives’ performance and compensation are made by the Committee considering recommendations from the Chief Executive Officer.

Inputs to Committee Decisions

Competitive Benchmarking

Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice from Meridian, including benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.
A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group consisting of twenty-five (25) publicly traded banks of similar asset size and region. Meridian worked with the Committee to develop a new peer group in 2014 based upon the Company's post-merger asset size of $5.5 billion. The peer group included banks and thrifts approximately a half to two times the Company’s assets and includes banks located in the Northeast and Mid-Atlantic. In June 2015, Meridian worked with the Committee to update the peer group. The 2015 peer group has median assets of $6.0 billion compared to United’s assets of $6.2 billion as of December 31, 2015. Both peer groups were approved by the Committee and served as a reference for pay program designs and pay decisions. The following banks were included in the 2014 and 2015 peer groups (we note which banks were unique to one year):

Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Boston Private Financial Holdings, Inc.	National Penn Bancshares, Inc.
Brookline Bancorp, Inc.	NBT Bancorp, Inc.
Century Bancorp, Inc.	Northwest Bancshares, Inc. (2015 only)
Community Bank System, Inc.	Provident Financial Services, Inc.
ConnectOne Bancorp, Inc. (2015 only)	S&T Bancorp, Inc.
Customers Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Sterling Bancorp
Eagle Bancorp, Inc.	Sun Bancorp, Inc. (2014 only)
Financial Institutions, Inc.	Tompkins Financial Corporation
First Commonwealth Financial Corp.	TrustCo Bank Corp NY
Flushing Financial Corporation	Washington Trust Bancorp, Inc.
Hudson Valley Holding Corp. (2014 only)	WSFS Financial Corporation
Independent Bank Corp.
In addition to the peer group, Meridian, included data from published surveys including the 2014 Pearl Meyer & Partners Bank Compensation Survey and the 2014 McLagan Regional Banking Survey. These industry-specific surveys provide data on more than 100 banking institutions. The information from these competitive data sources and the peer group were used to make 2015 base salary decisions and to confirm 2015 annual incentive award targets and payout ranges. The 2015 peer group, in combination with the 2015 McLagan Regional Banking Survey, was used to determine long-term incentive award targets for the November 2015 equity grant.
2015 Executive Compensation Program Components and Decisions
The Company’s executive compensation program consists of the following components: base salary, short-term incentive, long-term equity awards and participation in our employee and executive benefit plans.
Base Salaries. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. Internal responsibilities and relationships which may be unique to the Company are taken into consideration. During 2015, base salaries for the executive officers did not change, with the exception of Mr. Lorey's base salary, which was increased in April of 2015 to reflect his new role of Head of Consumer Strategy.

The following summarizes the 2015 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2015 Base Salary*
Mr. William H. W. Crawford, IV	$595,000
Mr. Eric R. Newell	$300,000
Mr. David C. Paulson	$275,000
Mr. Mark A. Kucia	$275,000
Mr. Brandon C. Lorey**	$275,000
Mr. Marino J. Santarelli	$305,000

*	2015 base salaries are unchanged from the prior year, with the exception of Mr. Lorey.
**	Mr. Lorey's base salary increased from $240,000 to $275,000, effective April 20, 2015.
Short-Term Incentive Compensation. All executive officers participate in the Company’s Senior Officer Incentive Compensation Plan (the “SOICP”) which is administered by the Compensation Committee of the Board of Directors. The SOICP is an annual incentive plan designed to encourage participants to focus on key performance goals during the fiscal year. The SOICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance. In 2015, the performance period was January 1, 2015 through December 31, 2015.
The SOICP provides that each participant has a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity reflects a target award that will be paid assuming all financial and individual goals are achieved. The target incentive opportunity is 50% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents.

As shown in the table below, four different performance goals were established for the SOICP. Performance was measured by a combination of Company and individual goals to support a “balanced” view of performance and incorporate sound risk management features.

Performance Measure	Weight
Operating Efficiency (Non-Interest Expense / Average Assets)	25%
Asset Quality (Originated Non-Performing Assets / Average Assets)	25%
Operating Return on Tangible Common Equity	25%
Individual Performance	25%

Performance for each measure is defined at threshold, target and stretch levels which correspond to a range of potential payouts (50% of target incentive for threshold performance, 100% of target incentive for target performance and 150% of target for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

In order for the plan to “activate” the Company must attain 80% of the budgeted Operating Net Income. The budgeted operating net income for 2015 was $38.2 million (80% is equal to $30.6 million). If this level of Operating Net Income was not met, the SOICP would not have paid out any awards regardless of performance on other goals. Once 80% of the budgeted Operating Net Income was achieved, the incentive plan activated and payouts were determined based on Company and individual performance as defined below.

As shown in the table below, the Company met stretch level for two of the three corporate performance measures, and just below target for the third. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive.

Performance Measures	Weighting	Threshold	Target	Stretch	Actual	Earned %
Plan Gate/Trigger	—	—	$30.6 million	—	$44.2 million	Plan Activated
Operating Efficiency (NIE/AA)	25%	2.25%	2.18%	2.10%	2.19%	93%
Asset Quality	25%	85bps	73bps	61bps	35bps	150%
Operating ROTCE	25%	6.99%	8.00%	8.50%	10.94%	150%
Individual Performance	25%	Set individually based on role			Varies by Participant	Varies
The individual performance component of the SOICP is based on the Chief Executive Officer’s recommendation to the Committee of each individual’s performance. Individual performance is weighted 25% and evaluated based on a payout scale of 50% to 150%.

For 2015, all Named Executive Officers exceeded their performance goals and received above target, but less than stretch level payouts for the individual component. Each Executive has individual goals specific to his or her role that focus on the successful execution of the Company's 2015 strategic plan. Some of the individual items that were considered include:

•
Mr. Newell’s support of the CEO and the Board in understanding competitive advantages and opportunities was critical to the strategic decision making process.  He worked with business leaders to assess the return on equity of specific products or business lines and made substantial progress with internal funds transfer pricing profitability at unit levels in retail, commercial, and wholesale banking. He developed and led a robust budgeting and reporting process which contributed to the flexible management of non-interest expenses and efficiency goals.

•
Mr. Paulson led the recruitment and onboarding of successful commercial banking teams in Massachusetts and Connecticut resulting in significant year over year increases in loan production and the launch of two new C&I verticals (Education and Not for Profit Lending and Franchise Lending). His leadership and focus on loan level hedging opportunities contributed greatly to the Bank’s revenue.  He sponsored and managed important loan and cash management technology system advancements, implemented a powerful risk adjusted capital profitability model, and championed the value of back office functions in providing excellent service to customers.

•
Mr. Kucia continues to build out a scalable credit platform and credit team that supports originations with quick decision making and sound portfolio management utilizing risk management best practices. Under his leadership in 2015, the Bank maintained excellent asset quality while generating record loan production. He made strong contributions in analyzing and evaluating niche business lines and other opportunities.

•
Mr. Lorey led a consumer lending organization that met and exceeded revenue and expense expectations in all markets. He assumed executive oversight of the retail branch network, customer contact center, virtual banking and wealth management organizations and made significant improvements in management, operational efficiencies and performance metrics. Mr. Lorey has made balanced improvements to consumer lending guidelines, deployed a successful empowerment plan with branch managers, and increased productivity and turnaround times with mortgage lending. Under his direction, annual mortgage loan production has increased from $150 million in 2012 to $700 million in 2015.

The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the full year January 1, 2015 through December 31, 2015.

Named Executive Officer	2015 Incentive Target	2015 Incentive Actual	% of Target Incentive
Mr. William H.W. Crawford, IV	$297,500	$385,158	129%
Mr. Eric R. Newell	$120,000	$159,858	133%
Mr. David C. Paulson	$110,000	$144,130	131%
Mr. Mark A. Kucia	$110,000	$144,130	131%
Mr. Brandon C. Lorey(1)	$105,819	$140,967	133%
Mr. Marino J. Santarelli(2)	$122,000	$116,986	96%

(1)    Mr. Lorey's 2015 Incentive Target was pro-rated for his base salary change as discussed above.
(2)    Mr. Santarelli's earned incentive award in 2015 was based on the change-of-control provision of his employment agreement.

Long-Term Equity Awards. The Committee and management believe that equity compensation is a critical component of a total direct compensation package which enhances the Company’s ability to recruit, retain and reward key talents needed for the Company’s success, align executives’ interests with those of our shareholders, encourage executives’ best performance and provide incentives for long-term sustained performance. Our shareholder approved stock incentive plan allow us to execute our philosophy by providing equity compensation to our key executives and Board members.
The Committee approved equity awards to members of the executive management team, including the CEO, NEOs and Directors, pursuant to the Company’s shareholder-approved 2015 Omnibus Stock Incentive Award Plan (the “2015 Plan”). In determining the form of equity to be granted, the Committee considered many factors including the ability to drive corporate performance, retention, executive officers’ current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company’s compensation philosophy. The 2015 equity grants were comprised of 50% performance-vesting restricted stock (“performance shares”) and 50% time-vesting restricted stock.

Named Executive Officer	2015 Equity Awards
	The 2015 Plan Time- Vested Restricted Stock (# of Shares)	The 2015 Plan Performance- Vested Restricted Stock Units (# of Shares)	Total Value at Target ($000)
Mr. William H.W. Crawford, IV	20,395	20,395	$554
Mr. Eric R. Newell	5,876	5,876	$160
Mr. David C. Paulson	5,386	5,386	$146
Mr. Mark A. Kucia	5,386	5,386	$146
Mr. Brandon C. Lorey	5,386	5,386	$146
Mr. Marino J. Santarelli(1)	—	—	—

(1)	Mr. Santarelli did not receive an equity award in 2015 as his separation was announced in October 2015, prior to the November 2015 equity grant date.

Performance-vested restricted stock units have a three-year performance period (January 1, 2016 – December 31, 2018) with performance criteria reflecting two key financial measures with equal weighting: three-year change in Core Earnings Per Share (“Core EPS”) and three-year Total Shareholder Return (“TSR”). These goals were selected to reflect our focus of sound risk management and shareholder value enhancement over the long-term horizon. Performance for both goals will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift index with assets between $3.5 billion and $10 billion.

3 year Performance Relative to SNL U.S. Bank & Thrift Index	Payout Schedule
75th to 100th percentile	150% of target
50th to 74th percentile	100% of target
35th to 49th percentile	50% of target
Below the 35th percentile	0% of target

Each measure’s performance is determined independently. A payout percentage will be interpolated between 50% and 150% dependent on the reported percentile to peers. However, if either the Core EPS change or TSR metric is negative for the performance period, the total payout will be capped at Target. The performance-based restricted stock units will vest as soon as practical after performance results are known and the Committee reviews and certifies the results.

Time-vested restricted stock granted from the 2015 Plan have an incremental vesting schedule which vests 33.33% per year beginning on first anniversary of the grant date.

Equity Compensation Grant Practices

The Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other Named Executive Officers. As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Committee’s decisions are reviewed by the full Board of Directors.

In accordance with our equity plan, the Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the NASDAQ on the date of grant.

Stock Ownership Guidelines:

In 2012, the Committee implemented stock ownership guidelines to encourage select senior executive officers and directors to hold meaningful ownership in Company stock and align their interests with those of our shareholders.

Our policy requires senior executive officers and Board members to obtain and maintain beneficial ownership (by Company grant and through individual purchase) of the following amount of shares in the Company’s common stock.

Position / Level	Requirement
Directors
Board Member	3 times Board retainer
Senior Executive Officers
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Beneficially owned shares include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual in the Company’s benefit plans (e.g. 401(k)) count toward the stock ownership requirement. In addition, unvested time-vesting restricted stock count toward the stock ownership requirements since those shares convey voting rights during the vesting period. Until the requirement is met, senior executive officers and Directors are expected to hold 75% of net of tax shares from equity grants. There were no exceptions to this holding requirement in 2015.

Hedging Policy and Pledging Restrictions

Our policy prohibits our senior executive officers and Directors from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company does not permit shares pledged for senior executive officers and Directors to be applied toward stock ownership guidelines, and limits the number of shares they may pledge.

Clawback Policy

The Company has adopted a Clawback Policy (the “Policy”), which would be triggered by any restatement of the financial statements. The Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent up on the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the Executive Officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Committee.

Chief Executive Officer Compensation Review

In recognizing the strong performance of Mr. Crawford during his five year tenure with the Company, the Committee has taken a balanced view encompassing both short and long term considerations. Mr. Crawford led the Company in delivering record net income in 2015 and since 2011 led the Company’s growth in total assets to $6.2 billion from $1.7 billion, and led the growth in earnings per share at a compounded annual rate of 29%. This has translated into a Total Shareholder Return of 88% over a five year period, exceeding the peer group median and average, and ranking 8th highest out of the 26 banks in the group, inclusive of the Company. However, over a three year period the Total Shareholder Return ranks below the peer group median and average, we believe primarily driven by non-core one-time expenses related to the transformational merger of equals in 2014 and the challenges in meeting some of the Merger targets due to the flattening yield curve. With Mr. Crawford’s total compensation in 2014 trailing the peer group median and average, ranking only 18th highest out of the 26 banks in the group, the Committee’s compensation decisions reflected both his positive track record in the long term with the short term need to produce the expected operating efficiencies resulting from the Merger.

One significant action the Committee executed in 2015 in order to align pay with performance was to postpone an increase in base salary for Mr. Crawford from the Merger on April 30, 2014 through the end of 2015.  After an evaluation of market data in October 2015 provided by Meridian, the Committee increased the Chief Executive Officer’s base salary by 3% to $615,000 effective January 1, 2016.  At the time of the decision, the Committee wanted to affirm Mr. Crawford’s efforts to position the Bank favorably in a challenging business environment, but did not believe the base salary increase would keep pace with his peer group.  A priority for the Committee was to maintain an appropriate “at-risk” portion of Mr. Crawford’s compensation; the Meridian market evaluation indicated that 55% of Mr. Crawford’s compensation was “at risk” should the Company not achieve the approved performance metrics versus 54% average “at risk” pay for Chief Executive Officers of banks in the compensation peer group. One strategy utilized to achieve this mix was the decision to award 50% of Mr. Crawford’s 2015 equity grant in the form of performance-based restricted stock units with Total Shareholder Return and Earnings Per Share as performance metrics. Mr. Crawford received equity grants with a fair market value of $554,000 comprised entirely of restricted stock (50% performance-vesting and 50% time-vesting). All equity grants were delayed until the end of 2015 to allow for the establishment of post-merger results and shareholder approval of a new stock plan. The Committee decided to have Mr. Crawford’s short-term incentive target remain at 50% of base salary for 2015 and his cap remain at 75% of base salary, or 150% of target, noting that the target is based on a base salary that is lower than his peers. Based on the Company’s stretch performance on asset quality and operating ROTCE, slightly below target performance on operating efficiency, and his highly effective individual performance as Chief Executive Officer, Mr. Crawford was awarded an incentive under the 2015 SOICP of $385,158, or approximately 129% of his target incentive.

Benefits and Supplemental Executive Retirement Plans

In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan and life insurance. All of the Named Executive Officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the 401(k) Plan.
Mr. Kucia participates in an individual Supplemental Executive Retirement Agreement designed to provide him with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Committee believes this nonqualified supplement retirement benefit is both appropriate and common for executives based on information reviewed by the Committee at the time the Plan was established in 2010.
In December 2012, the Company adopted a defined contribution supplemental executive retirement plan (“SERP”) for Mr. Crawford to fulfill the promise made in Mr. Crawford’s 2011 employment agreement, as well as to encourage retention and provide an additional opportunity for long-term performance-based compensation. The SERP provides Mr. Crawford annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan and the Supplemental Savings and Retirement Plan. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee. The initial performance periods ending December 31, 2013 and December 31, 2014, were based on one-year and two-year periods, respectively, each commencing on January 1, 2013. The first full three-year performance period was the period commencing on January 1, 2013 and ending on December 31, 2015. The performance goal for that three-year period was achieved and the Compensation Committee approved the payment of the additional performance contribution for that time period.
In addition to the contributions described above, the SERP account balance is credited with interest each month based on the monthly Moody’s Seasoned Aaa Corporate Bond Yield. At termination of employment, Mr. Crawford receives his vested account balance, payable as a lump sum on the first day of the month following the one year anniversary of his separation from service. If termination occurs for reasons other than death, disability, involuntary termination following a change in control, or for cause, the percentage of the account that is vested is as follows: 50% at December 31, 2015, and an additional 10% at each subsequent anniversary until fully vested, if Mr. Crawford remains continuously employed by the Company through December 31, 2020. If termination occurs due to death or disability, the account balance becomes 100% vested and the balance is distributed as a lump sum payment on the first of the month following separation from service. Upon involuntary termination (or termination for good reason) within two years following a change in control, the account balance becomes 100% vested and an additional amount is added to the account equal to the product of A and B, where:

•
A is an amount equal to 30% of annual salary, less all employer contributions (other than matching contributions) to Mr. Crawford’s accounts under the 401(k) Plan and the Supplemental Savings and Retirement Plan for the respective plan year, and;

•	B is the lesser of 10 or the number of years between Mr. Crawford’s age at separation from service and age 65.
All benefits under the SERP are forfeited if Mr. Crawford is terminated for cause. As the SERP is an unfunded, non-qualified plan, Mr. Crawford has the status of an unsecured general creditor of the Company with respect to the benefits accrued under the SERP.
Messrs. Crawford, Paulson, Lorey and Santarelli received automobile allowances; Messrs. Crawford, Newell, Paulson, Kucia, Lorey and Santarelli received club dues reimbursement; and Messrs. Crawford,Newell and Kucia received reimbursements for the cost of the preparation of their individual tax returns. The value of these benefits are disclosed in the notes to the Summary Compensation Table.
Death Benefits for Certain Officers
The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance (“BOLI”) pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after attaining eligible retirement age. The benefits of the Plan are primarily for the Bank but each policy provides that a $25,000 portion of the proceeds upon death be paid to the officer’s designated beneficiary.
Executive Employment/Severance Agreements
The Company has entered into employment agreements with all of its Named Executive Officers and certain non-executive officers. All of these contracts reflect a term of one year, with the exception of Mr. Crawford, CEO, who has a three year contract. On November 14, 2013, the Committee entered into a new employment agreement with Mr. Crawford with an initial term of three years, effective as of April 30, 2014. The term of the agreement is until April 30, 2017, subject to possible annual extensions. The agreement provides for an initial base salary of $500,000 per year. The agreement also provides that Mr. Crawford will be eligible to earn annual incentive compensation with an incentive target in amounts determined by the Company’s Compensation Committee. Mr. Crawford will be eligible to participate in employee and executive benefit plans and programs of the Bank.
The employment agreements include change of control provisions. The Company believes these agreements are necessary to preserve a stable executive team during the transition process related to a change of control, and appropriate to provide a level of financial security so that executives will remain focused on shareholders’ and customers’ interests in connection with the change of control.
Named Executive Officers are not entitled to receive severance benefits due simply to a change of control. The change of control provisions provide for the payment of severance benefits upon a “double trigger” event. A “double trigger” event used in this context means that an executive is only entitled to change of control benefits if the executive’s employment is terminated without cause or the executive resigns for good reason within two years of a change of control.
If the payments and benefits payable in connection with a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

Executive Compensation Decisions for 2016

Base Salaries. In November 2015, the Committee approved the following base salaries for our Named Executive Officers, effective January 1, 2016:

Named Executive Officer	2016 Base Salary
Mr. William H. W. Crawford, IV	$615,000
Mr. Eric R. Newell	$317,000
Mr. David C. Paulson	$283,000
Mr. Mark A. Kucia	$283,000
Mr. Brandon C. Lorey	$283,000

Short-Term Incentive Compensation. In November 2015, the Committee also established objectives for the 2016 annual cash incentives, which will be payable in 2017. The target incentive opportunity remains 50% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents.

Executive Employment/Severance Agreements. On December 18, 2015, the Company entered into new employment agreements with Messrs. Newell, Paulson, Kucia and Lorey, effective January 1, 2016. The initial term of the new agreements is until December 31, 2017, subject to potential annual extensions following the initial two-year term. Highlights of the new agreements include:

•
The payment for health benefits if the termination is by reason of death or disability will be a cash payment equal to COBRA coverage as opposed to the previous agreements which provided for a cash payment to cover continued benefits through Social Security Retirement Age.

•
In cases of termination "Without Cause of For Good Reason" the severance payment will be based off of "target" bonus, amended from including the greater of target for the current year or actual bonus for the prior year.

Tax, Accounting and Other Considerations
The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring United’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers were amended in 2012 and contain change of control limitation provisions pursuant to Internal Revenue Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the Named Executive Officer. For the full payments, the Named Executive Officer is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which incorporates by reference the disclosure contained in this Proxy Statement.

March 10, 2016

The Compensation Committee:
Kristen A. Johnson, Chairman
Carol A. Leary, Vice Chairman
Paula A. Aiello
Raymond H. Lefurge, Jr.

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT
Summary Compensation Table
The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers. In addition, in accordance with SEC rules, we also include our Former Chief Operating Officer. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. No options or other equity-based awards were repriced or otherwise modified during 2015 for the Named Executive Officers.

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock(4) Awards	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation (8)	Total
(a)	(b)	(c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$
William H. W.	2015	597,288	—	553,928	—	385,158	—	324,089	1,860,463
Crawford, IV	2014	565,865	—	363,941	52,546	344,296	—	319,102	1,645,750
Chief Executive Officer	2013	439,925	—	118,985	118,999	346,290	—	305,077	1,329,276
Eric R. Newell	2015	301,154	—	159,592	—	159,858	—	40,115	660,719
Executive Vice President,	2014	273,039	—	112,490	37,499	143,233	—	34,641	600,902
Chief Financial Officer and Treasurer	2013	201,396	—	32,224	32,247	125,130	—	48,245	439,242
David C. Paulson(1)	2015	276,058	150,000	146,284	—	144,130	—	56,676	773,148
Executive Vice President,	2014	235,865	150,000	299,988	—	150,000	—	31,721	867,574
Head of Wholesale Banking	2013	—	—	—	—	—	—	—	—
Mark A. Kucia	2015	276,058	—	146,284	—	144,130	(25,420)	29,726	570,778
Executive Vice President,	2014	264,480	—	74,980	24,998	136,939	69,256	32,096	602,749
Chief Credit Officer	2013	223,135	—	35,987	36,000	139,680	(41,690)	69,042	462,154
Brandon C. Lorey(1)	2015	265,692	—	146,284	—	140,967	—	36,347	589,290
Executive Vice President,	2014	240,923	—	53,973	17,997	124,527	—	20,136	457,556
Head of Consumer Banking	2013	204,923	85,000	135,987	135,999	139,680	—	153,816	855,405
Marino J. Santarelli(1)	2015	293,269	—	—	—	—	—	1,727,501	2,020,770
Executive Vice President,	2014	297,904	—	102,934	34,310	144,305	—	38,941	618,394
Chief Operating Officer	2013	264,831	—	48,999	48,998	162,960	—	69,752	595,540

(1)
Mr. Paulson was hired on March 2014 and became a Named Executive Officer in 2014; Mr. Lorey became a Named Executive Officer in 2015 and was reported as an NEO in 2013. Mr. Santarelli was Executive Vice President and Chief Operating Officer until December 16, 2015.

(2)
Reflects actual base salary amounts paid for fiscal years 2013-2015. Annualized base salaries as of December 31, 2015 were as follows: Mr. Crawford: $595,000; Mr. Newell: $300,000; Mr. Paulson: $275,000; Mr. Kucia: $275,000; Mr. Lorey: $275,000; and Mr. Santarelli: $305,000.

(3)	The amounts shown represents special payments made to Mr. Paulson in 2015 as agreed upon at the time of his offer of employment in 2014.

(4)
These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to United’s 2015 Omnibus Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards with the first vesting occurring on the one-year anniversary of the grant. All performance-vesting restricted stock awards vest 100% upon the three year anniversary of the grant if such defined performance metrics are met. The value attributed to performance shares in the Summary Compensation table above (50% of the total value of the Stock Awards) reflects target performance. The maximum value assuming performance at stretch level would be: Mr. Crawford: $692,410; Mr. Newell: $199,490; Mr. Paulson: $182,855; Mr. Kucia: $182,855 and Mr. Lorey: $182,855.

(5)	No stock option awards were granted to Named Executive Officers in 2015.

(6)	Reflects the annual bonus award earned for fiscal year 2015 under the Senior Officer Incentive Compensation Plan.

(7)	Reflects the changes in the present value of the life annuity from fiscal year end 2014 to 2015 for the non-qualified defined benefit retirement plan (Supplemental Executive Retirement Agreement).

Name	Retirement Plan (Pension)	Supplemental Executive Retirement Plan	Supplemental Savings & Retirement Plan	Supplemental Executive Ret. Agreement	Total
		(SERP)		(Flat $ Benefit)
William H.W. Crawford, IV	$—	$—	$—	$—	$—
Eric R. Newell	—	—	—	—	—
David C. Paulson	—	—	—	—	—
Mark A. Kucia	—	—	—	(25,420)	(25,240)
Brandon C. Lorey	—	—	—	—	—
Marino J. Santarelli	—	—	—	—	—

(8)
All Other Compensation includes 401(k) matching and discretionary contributions, automobile allowance, Company Contribution to Supplemental Savings and Retirement Plan, present value of SERP, Group term life insurance premium, dividends on unvested restricted stock awards and Mr. Santarelli’s severance payments made based on the change-of-control provisions of his employment agreement.

The following table shows individual amounts for fiscal year 2015 included in the “All Other Compensation” column.
All Other Compensation - Break Out

Name and Principal Position	401(k)(a)	Bank Owned Life Insurance(b)	Group Term Life Insurance (c)	Dividend Paid(d)	Automobile Allowance	Supplemental Savings and Retirement Plan	Supplemental Executive Retirement Plan(e)	Other(f)	Total
William H.W. Crawford, IV	$15,273	$325	$552	$11,286	$9,346	$11,342	$258,733	$17,232	$324,089

Eric R. Newell	16,047	325	216	3,550	—	2,876	—	17,101	$40,115

David C. Paulson	16,047	—	1,242	6,949	12,462	2,056	—	17,920	$56,676

Mark A. Kucia	16,047	325	696	2,366	—	1,299	—	8,993	$29,726

Brandon C. Lorey	15,952	163	654	1,703	4,154	766	—	12,955	$36,347

Marino J. Santarelli	16,047	325	3,564	3,249	6,000	3,052	—	1,695,264	$1,727,501

(a)	United’s matching and discretionary contributions to the qualified defined contribution 401(k) retirement plan.

(b)	The cost of a $25,000 death benefit through Bank Owned Life Insurance. Mr. Crawford, Mr. Newell, Mr. Kucia and Mr. Santarelli have two such benefits.

(c)	Group term life insurance premiums for coverage in excess of $50,000.

(d)	Dividends paid on unvested, time-vesting restricted stock and dividend equivalents accrued on unvested, performance-vesting restricted stock.

(e)	The present value of Mr. Crawford’s SERP based on his current compensation structure.

(f)
Messrs. Crawford, Paulson, and Lorey's other compensation includes club dues reimbursement. Messrs. Newell and Kucia's other compensation includes club dues and reimbursement of tax preparation services. Mr. Santarelli’s other compensation includes club dues reimbursement, reimbursement of tax preparation services and payments made based on the change-in-control provisions of his employment agreement.

Grants of Plan-Based Awards
The following table presents information on plan-based compensation in 2015 for the Named Executive Officers. The restricted stock awards were granted under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”). See the CD&A “Incentive Compensation” and “Stock Awards” section for detailed descriptions.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($/Sh)
(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. W. Crawford, IV	11/18/15	37,188	297,500	446,250	10,198	20,395	30,593	40,790	—	—	553,928

Eric R. Newell	11/18/15	15,000	120,000	180,000	2,938	5,876	8,814	11,752	—	—	159,592

David C. Paulson	11/18/15	13,750	110,000	165,000	2,693	5,386	8,079	10,772	—	—	146,284

Mark A. Kucia	11/18/15	13,750	110,000	165,000	2,693	5,386	8,079	10,772	—	—	146,284

Brandon C. Lorey	11/18/15	13,227	105,819	158,729	2,693	5,386	8,079	10,772	—	—	146,284

Marino J. Santarelli	n/a	15,250	122,000	183,000	—	—	—	—	—	—	—

(1)	This column shows the date of the grant for all equity awards granted in 2015.

(2)
For Mr. Crawford, the Annual Incentive Compensation Plan target represents 50% of base salary. All other executives’ Annual Incentive Compensation Plan targets as a percentage of base salary are 40% of base salary. Incentive opportunity ranges from 12.5% to 150% of target. Threshold, Target and Maximum represent an incentive opportunity SOICP.

(3)
For awards granted on November 18, 2015, vesting will be determined by the Company’s relative performance of three-year Core Earnings Per Share and Total Shareholder Return. The payout ranges from 50% to 150% of target.

(4)	Exercise price would represent the closing price on the grant date if stock option awards were granted.

(5)	For stock option awards column (l) would reflect the grant date FASB Topic 718 fair value for awards disclosed in column (j); however not stock awards were granted to Named Executive Officers in 2015.

Stock Incentive Award Plans
The Board of Directors and shareholders of the Company approved the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”) effective as of the Company’s 2015 special meeting in October 2015. The Company presented the 2015 Plan, which includes provisions that are considered to be more shareholder friendly than the 2012 Plan, due to the limited amount of shares remaining to be awarded in the 2012 Plan. The awards from the 2015 Plan consist of several components to meet objectives to provide a well-balanced perspective on long-term performance.The 2015 Plan allows the Company to use stock options, stock awards, and performance awards to attract, retain and reward performance of qualified employees and others who contribute to the success of the Company. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of Management and Company shareholders. Upon shareholder approval of the 2015 Plan, no other awards may be granted from the 2006 Plan, the 2012 Plan, or the Legacy United Stock Plans.

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2015.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options(2) Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H. W. Crawford, IV	11/18/15	—	—	—	—	—	20,395	262,688	20,395	262,688
	6/20/14	6,367	20,442	—	13.73	6/20/24	7,560	97,373	15,167	195,351
	6/21/13	65,384	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	239,538	—	—	10.99	6/21/22	—	—	—	—
	3/15/11	44,685	—	—	10.54	3/15/21	—	—	—	—
Eric R. Newell	11/18/15	—	—	—	—	—	5,876	75,683	5,876	75,683
	6/20/14	4,544	14,588	—	13.73	6/20/24	1,821	23,454	5,462	70,351
	6/20/13	17,718	—	—	13.25	6/21/23	—	—	—	—
	6/20/12	68,748	—	—	10.99	6/21/22	—	—	—	—
David C. Paulson	11/18/15	—	—	—	—	—	5,386	69,372	5,386	69,372
	5/12/14	—	—	—	—	—	8,509	109,596	5,673	73,068
Mark A. Kucia	11/18/15	—	—	—	—	—	5,386	69,372	5,386	69,372
	6/20/14	3,030	9,724	—	13.73	6/20/24	1,213	15,623	3,641	46,896
	6/21/13	19,780	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	86,088	—	—	10.99	6/21/22	—	—	—	—
	9/2/11	15,091	—	—	9.50	9/2/21	—	—	—	—
	11/15/10	5,187	—	—	7.42	11/15/20	—	—	—	—
	3/16/09	9,479	—	—	6.09	3/16/19	—	—	—	—
	2/20/08	9,858	—	—	7.90	2/20/18	—	—	—	—
Brandon C. Lorey	11/18/15	—	—	—	—	—	5,386	69,372	5,386	69,372
	6/20/14	2,181	16,725	—	13.73	6/20/24	873	11,244	2,621	33,758
	6/21/13	19,780	—	—	13.25	6/21/23	—	—	—	—
	2/11/13	59,523	—		12.87	2/11/23	—	—	—	—
Marino J. Santarelli	6/21/13	17,505	—	—	13.73	6/20/24	—	—	—	—
	6/21/12	26,922	—	—	13.25	6/21/23	—	—	—	—
	6/20/12	86,088	—	—	10.99	6/21/22	—	—	—	—
	8/5/11	22,260	—	—	9.71	8/5/21	—	—	—	—

(1)	Named Executive Officers did not receive options awards in 2015.

(2)	Mr. Lorey became a Named Executive Officer in 2015.

(3)
All options granted prior to the Merger vested 20% on the grant date and vested 20% annually thereafter if they were granted from Rockville’s 2006 Stock Incentive Award Plan; vested 25% on the grant date and vested 25% annually thereafter if they were granted from Rockville’s 2012 Stock Incentive Plan, with any remaining unvested options granted vesting on an accelerated basis at the time of the Merger. The options granted on June 20, 2014 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 20, 2015-2019, and the options granted from Rockville’s 2012 Stock Incentive Plan on June 20, 2014 vest 33.33% on each June 20, 2015-2017. No options were granted to Named Executive Officers in 2015.

(4)
All time-vesting restricted stock awards granted prior to the Merger vested 20% on the grant date and vested 20% annually thereafter if they were granted from Rockville’s 2006 Stock Incentive Award Plan; vested 25% on the grant date and vested 25% annually thereafter if they were granted from Rockville’s 2012 Stock Incentive Plan, with any remaining unvested time-vesting restricted stock granted vesting on an accelerated basis at the time of the Merger. The time-vesting restricted stock awarded on May 12, 2014 vest 25% on each May 12, 2014-2017 and the time-vesting restricted stock awarded on June 20, 2014 vest 33.33% on each June 20, 2015-2017. The performance-vesting restricted stock granted on June 21, 2012 and the performance-vesting restricted stock granted on June 21, 2013 scheduled to vest 100% on June 30, 2015 and June 30, 2016, respectively, vested at Target at the time of the Merger. The performance-vesting restricted stock awarded on May 12, 2014 vest 100% on June 30, 2017; the performance-vesting restricted stock awarded on June 20, 2014 vest 100% on June 30, 2017; and the performance-vesting restricted stock awarded on November 18, 2015 vest 100% on November 18, 2018.

(5)	Market values are based on the closing market price of the Company’s stock of $12.88 on December 31, 2015.
The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2015.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
William H.W. Crawford, IV	—	—	3,780	50,954
Eric R. Newell	—	—	910	12,267
David C. Paulson	—	—	4,255	54,932
Mark A. Kucia	—	—	607	8,182
Brandon C. Lorey	—	—	437	5,891
Marino J. Santarelli(2)	—	—	7,497	101,659

(1)	Value reflects the vested shares at the relevant vesting price on May 12, 2015 of $12.91, June 22, 2015 of $13.48 and December 16, 2015 of $13.57.

(2)	Mr. Santarelli's shares vested on December 16, 2015 in accordance with his employment agreement.

Supplemental Executive Retirement Benefits
The following table provides information regarding the retirement benefits for the NEOs under the Company’s supplemental executive retirement plans, namely the Supplemental Executive Retirement Plan and Supplemental Executive Retirement Agreement, described below. See description of plans in Compensation Discussion & Analysis.

	Number of Years	Present Value of Accumulated	Payments During Last Fiscal
Name	Credited Service	Benefit($)	Year($)
William H. W. Crawford, IV(1)	5.00	710,077	—
Supplemental Executive Retirement
Plan (Defined Contribution)
Eric R. Newell(2)	—	—	—
David C. Paulson(2)	—	—	—
Mark A. Kucia	—	—	—
Supplemental Executive Retirement	10.17	274,205	—
Agreement (Flat $ Benefit)
Brandon C. Lorey(2)	—	—	—
Marino J. Santarelli(2)	—	—	—

(1)	Participant is not yet vested in the benefit under this plan.

(2)	Currently not participating in such a plan described above.
Non-Qualified Deferred Compensation
United maintains one non-qualified defined contribution plan, the Supplemental Savings and Retirement Plan.
The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the tax-qualified Retirement Plan and the 401(k) Plan. All NEOs participate in the plan. The restorative payments under the plan consist of cash payments in lieu of deferrals and payments for employer matching contributions or discretionary contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.

The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive Contributions	Registrant Contributions	Aggregate Earnings in	Aggregate Withdrawals /	Aggregate Balance at
Name	in Last FY($)	in Last FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William H.W. Crawford, IV	—	11,342	5,642	—	202,761
Eric R. Newell	—	2,876	(23)	—	13,847
David C. Paulson	—	2,056	—	—	2,056
Mark A. Kucia	—	1,299	(63)	—	16,948
Brandon C. Lorey	—	766	(7)	—	2,924
Marino J. Santarelli	—	3,052	(281)	—	37,407

(1)	2015 deferred compensation match on current year deferrals.

(2)	2015 deferred compensation interest accrued on all deferrals.

Potential Payments Upon Termination or Change in Control
The Bank and the Company have employment agreements with Named Executive Officers Messrs. Crawford, Newell, Paulson, Kucia and Lorey. The contracts with the NEOs have been extended to December 31, 2015. The contract with Mr. Crawford, CEO had an initial three year term ending on April 30, 2017, which may be extended annually upon written notice from the Compensation Committee.
Under specified circumstances including change in control, termination for reasons other than cause or resignation due to good reason, the employment agreements provide for certain additional payments. However, the Named Executive Officer’s employment may be terminated for cause without incurring any continuing obligations.
Payments and Benefits upon any Termination
Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Named Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.
Death
The Named Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and from the 2015 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit will be provided for the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.
Disability
The Named Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and from the 2015 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit, long-term disability and group-term life insurance will be continued until the Named Executive Officer is of Social Security normal retirement age.

Retirement
The Named Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Named Executive Officer. The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2012 Plan will vest according to the original grant agreement terms; the 2012 Plan does not have an accelerated vesting upon retirement provision. However, with regard to the stock options granted pursuant to the 2012 Plan all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options. The vesting of all unvested stock options held by the Named Executive Officer granted pursuant to the 2015 Plan will vest according to the original grant agreement terms; the 2015 Plan does not have an accelerated vesting upon retirement provision for stock options. However, all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options, and any stock options that have not vested within three years of retirement will be forfeited. The vesting of all unvested stock units held by the Named Executive Officer granted pursuant to the 2015 Plan will be accelerated to the date of retirement. All unvested stock awards held by the Named Executive Officer granted pursuant to the 2015 Plan will be forfeited if not vested on or before the date of retirement. In addition, the health care benefit will be continued until the Named Executive Officer is of Social Security normal retirement age.
Voluntary Termination or Involuntary Termination for Cause
A Named Executive Officer who voluntarily terminates employment or whose employment is terminated by the Company due to cause is not entitled to any additional benefits.
Involuntary Termination Without Cause or Voluntary Termination for Good Reason
Involuntary Termination Without Cause, the CEO is entitled to:

•
A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.
Voluntary Termination for Good Reason, the CEO is entitled to:

•
A lump sum payment equal to three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the CEO’s annual target cash incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for one and a half years.

•	Acceleration of unvested stock options and restricted stock.

The Named Executive Officer (with the exception of the CEO) is entitled to:

•
One and a half times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the Named Executive Officer’s annual target incentive compensation for the year of termination or the Named Executive Officer’s annual incentive compensation received for the latest year preceding the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for the period of three years.

•	A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years.

•	Acceleration of unvested stock options and restricted stock.
Termination Without Cause or Voluntary Resignation for Good Reason Within Two Years after Change-in-Control
Upon termination without cause or voluntary resignation for good reason within two years after a change in control, the Named Executive Office is entitled to the following benefits:

•
A lump sum payment equal to three times the sum of the Named Executive Officer’s base salary immediately prior to termination, plus an amount equal to the greater of the portion of the Named Executive Officer’s annual target incentive compensation payable in cash for the year of termination or the portion of the Named Executive Officer’s annual incentive compensation received in cash for the latest year preceding the year of termination. For the CEO, it is three times the sum of his base salary immediately prior to termination if his employment is terminated before the third-year anniversary of the effective date of his employment agreement (two and one-half times if his employment is terminated between the third-year anniversary and fourth-year anniversary and two and one-quarter times if his employment is terminated at or following the fourth-year anniversary), plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	Acceleration of unvested stock options and restricted stock.

•
A lump sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Company’s health plan that would have been incurred by both the Named Executive Officer and the Bank for three years, provided that the Named Executive Officer is not eligible for retiree benefits under the Bank’s health plan or Medicare, and provided further that the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

•
A lump sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years, provided the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

The above benefits, if any, due under the employment agreements with the Company’s Named Executive Officers are payable in the payroll period following the payroll period in which termination of employment occurs. However, any change in control benefits that are subject to Section 409A of the Code will be delayed six months following the date of termination if the Named Executive Officer is a “key employee” under applicable regulations. If payments are delayed for such six-month period, the Named Executive Officer is entitled to interest on the delayed payment at the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury on the date such payment would have been made but for the delay.
If payments and benefits payable to the Named Executive Officers under the employment agreements, together with other payments and benefits they may have the right to receive on account of a change in control, would exceed the maximum limit imposed on the total of such payments by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), then the employment agreements provide that the payments to the Named Executive Officers will be reduced to the maximum amount that will not exceed that limit, provided that the net after-tax proceeds to the Named Executive Officer is not thereby decreased. Specifically, if the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Code, the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.
The tables below reflect the compensation and benefits that would be due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2015, and the fair market value of the Company’s common stock was $12.88, the closing price of common stock on the NASDAQ Global Select Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.
The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2015 for William H.W. Crawford, IV. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	2,677,500	—	2,677,500	—	2,677,500	—	—
Pro-rata Short-Term Incentive	297,500	—	297,500	—	297,500	385,158	385,158
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	828,107	—	828,107	—	828,107	828,107	828,107
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	56,775	—	56,775	—	105,275	100,124	454,838
Supplemental Executive Retirement Plan(2) Acceleration	—	—	2,140,039	—	2,140,039	710,077	710,077
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	3,859,882	—	5,999,921	—	6,048,421	2,023,466	2,378,180

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

(2)	Participant is not yet vested in the benefit under this plan.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2015 for Eric R. Newell. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	664,850	—	1,329,699	—	—
Pro-rata Short-Term Incentive	—	—	120,000	—	120,000	159,858	159,858
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	—	248,775	—	248,775	248,775	248,775
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	61,167	—	61,167	25,161	375,680
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	—	—	1,094,792	—	1,759,641	433,794	784,313

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.
The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2015 for David C. Paulson. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	637,500	—	1,275,000	—	—
Pro-rata Short-Term Incentive	—	—	110,000		110,000	144,130	144,130
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	—	325,720	—	325,720	325,720	325,720
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	5,151	—	5,151	—	18,861
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	—	—	1,078,371	—	1,715,871	469,850	488,711

(1)
Includes group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. Mr. Paulson has waived participation in the health care benefit.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2015 for Mark A. Kucia. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	617,909	—	1,235,817	—	—
Pro-rata Short-Term Incentive	—	—	110,000	—	110,000	144,130	144,130
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	—	203,666	—	203,666	203,666	203,666
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	66,901	—	66,901	61,750	259,323
Supplemental Executive Retirement Agreement Acceleration	125,509	—	338,452	—	473,993	473,993	338,452
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	125,509	—	1,336,928	—	2,090,377	883,539	945,571

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2015 for Brandon C. Lorey. Column (d) assumes an involuntary termination of the executive in mid-year as opposed to the mere expiration of the term of his one year employment agreement, for which termination payments would be substantially less:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	—	—	599,291	—	1,198,582	—	—
Short-Term Incentive	—	—	105,819	—	105,819	140,967	140,967
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated	—	—	185,477	—	185,477	185,477	185,477
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	—	—	82,220	—	82,220	77,069	393,633
280G Tax & Scale Back	—	—	—	—	(121,674)	—	—
Total:	—	—	972,807	—	1,450,424	403,513	720,077

(1)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax.

Director Compensation

Director Fees

The Compensation Committee reviews the Board compensation regularly to ensure it is appropriate, competitive and effective. The Company paid fees totaling $632,963 to non-employee Directors during the fiscal year ended December 31, 2015. Directors are not paid separately for their services on the Board of both the Company and the Bank. In 2014, the Committee decided that effective upon the closing of the Merger, the non-employee members of the Boards of Directors of the Company and the Bank became entitled to the following compensation, with one adjustment in 2015 to approve an increase in the annual equity grant retainer to $30,000 from $25,000:

Type of Compensation	Amount
Annual Cash Retainer	$25,000*
Annual Equity Grant Retainer	$30,000*
Annual Chairman of the Board Retainer	$60,000**
Annual Vice Chairman of the Board Retainer	$36,000**
Annual Committee Chair Retainer	$11,400***
Annual Retainer for Non-Chair Director of the Company	$6,840+
Board Fee Per Meeting	$1,000++
Committee Fee Per Meeting	$850++

*Represents an aggregate amount payable for service on either or both of the Boards of Directors.
**The same person serves in this position for the Company and the Bank, and this amount represents an aggregate fee for such service.
***Applies to the Chair of a Committee of the Company or the Bank. A Chair of the same Committee of the Company and the Bank will receive this amount in the aggregate for such service.
+Applies to members of the Board of Directors of the Company who do not serve as Chair of a Committee of the Company or the Bank.
++A joint meeting of the Company and the Bank would be considered one meeting for purposes of the fee.

On November 18, 2015, each non-employee Director received 2,209 shares of restricted stock from the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan. The restricted stock granted will vest 100% on the first anniversary of the grant date.

The following table details the compensation paid to each of our non-employee Directors in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paula A. Aiello	66,915	29,998	—	—	—	—	96,913
Michael A. Bars	66,800	29,998	—	—	—	—	96,798
Michael F. Crowley	65,950	29,998	—	—	—	—	95,948
Kristen A. Johnson	72,325	29,998	—	—	—	—	102,323
Carol A. Leary(1)	—	29,998	—	—	—	—	29,998
Raymond H. Lefurge, Jr.	102,095	29,998	—	—	—	—	132,093
Stuart E. Magdefrau(2)	20,413	—	—	—	—	—	20,413
Kevin E. Ross	64,100	29,998	—	—	—	—	94,098
Robert A. Stewart, Jr.	107,175	29,998	—	—	—	—	137,173

(1)	Dr. Leary elected to defer 100% of her annual fees, totaling $67,190 in 2015.

(2)	Includes Board fees paid by the Company for Mr. Magdefrau's service prior to his death on April 12, 2015.

(3)
As of December 31, 2015, Directors have the following unvested restricted stock shares; Aiello – 2,209 shares; Bars – 2,209 shares; Crowley – 2,209 shares; Johnson – 2,209 shares; Leary – 2,209 shares; Lefurge – 2,209 shares; Ross – 2,209 shares and Stewart – 2,209 shares.

(4)	Directors did not have any unvested stock options as of December 31, 2015.

Deferred Compensation Plan

The Bank maintains the United Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $67,190 for Director Leary in connection with this plan during the fiscal year ended December 31, 2015.

Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2015 for each.

Certain Relationships and Related Transactions

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like United Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or director over any other employee. United Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and directors, may obtain loans with an interest rate discount upon request. From time to time, United Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to United Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

It is the policy of the Company, that any transaction involving insiders (directors or executive officers) must be conducted at arm’s length and that any consideration paid or received by the Company in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. Any transaction (or series of transactions) between the Company and a Company director, executive officer or immediate family member must be pre-approved by the Board of Directors (without the interested director present). This Policy is in writing and contained in the Company’s Code Of Conduct and Ethics Policy. In reviewing and evaluating potential conflicts of interest and related party transactions, the Board of Directors uses applicable NASDAQ listing standards and SEC rules as a guide, including the impact of a transaction on the independence of any director. The Board of Directors may approve a related-party transaction where it determines that the related party’s independence will not be impaired, the terms are no less favorable than terms available from an unaffiliated third party under the same or similar circumstances, and that the transactions are in the Company’s best interests.  In determining the independence of its directors, the Board of Directors considers transactions between the Company and a director that are not required to be disclosed in this proxy statement.

The following information is furnished for outstanding loans made by United Bank to executive officers under the discounted loan programs:

Name	Original Loan Date	Loan Type	Original Note Rate	Current Rate	Largest Aggregate Principal Outstanding During 2015	Principal Balance as of 12/31/15	Interest Paid During 2015

Eric R. Newell	6/26/2014	Fixed Residential	3.75%	3.25% Rate Modified	$523,340	$509,871	$18,207

ELECTION OF DIRECTORS
(Proposal 1)
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF ROBERT A. STEWART, JR. TO SERVE AS
DIRECTOR OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL HIS
SUCCESSOR IS QUALIFIED AND ELECTED.
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

As part of our commitment to corporate governance best practices, and as required by the Section 14A(a)(2) of the Securities Exchange Act of 1934, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Annual Meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.
This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY’S
EXECUTIVE COMPENSATION, AS DESCRIBED IN “COMPENSATION DISCUSSION AND
ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER
COMPENSATION (TOGETHER WITH ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS
PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 3)
The Audit Committee has appointed the firm of Wolf & Company, P.C. to be independent auditors for United for the year ending December 31, 2016, subject to ratification of the appointment by United’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of United for the year ending December 31, 2016. If United’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
Wolf & Company, P.C. has advised United that they are independent accountants with respect to the Company, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.
Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2015, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS UNITED’S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2016.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2017 Annual Meeting of Shareholders must be received by the Company by December 2, 2016. The Company’s 2017 Annual Meeting of Shareholders is currently scheduled to take place on May 18, 2017. Nothing in this paragraph shall be deemed to require United to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, the Company’s Bylaws establish procedures with regard to director nominations and other business proposals to be brought before the 2017 Annual Meeting of Shareholders but not included in the Company’s proxy statement or form of proxy for that meeting. Any new business to be taken up at the 2017 Annual Meeting other than at the direction of the Company’s Board of Directors must be stated in writing and filed with the Company’s corporate secretary at least thirty (30) days before the date of the 2017 Annual Meeting, and all business so stated, proposed, and filed will be considered at such Annual Meeting; but no other proposal other than at the direction of the Board of Directors will be acted upon at the Annual Meeting. Any nominations of directors by stockholders of record must be stated in writing and filed with the Company’s corporate secretary at least one hundred (100) days prior to the 2017 Annual Meeting; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination must be filed with the corporate secretary at least ten (10) business days following the earlier of (1) the date on which notice of such meeting was given to shareholders; or (2) the date on which a public announcement of such meeting was first made. All nominations must comply with the Company’s nomination policy.

ANNUAL REPORTS

Copies of the Company’s 2015 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2015, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address: Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 45 Glastonbury Boulevard, Glastonbury, CT 06033. Ms. Shaw can also be reached by e-mail at mshaw@bankatunited.com. You can request a copy of any such document by visiting the 2016 Annual Meeting page of our Internet website at www.unitedfinancialinc.com. If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2016.

The proxy statement, the 2015 Annual Report to Shareholders and the form of proxy are available in the “Financial Information - Annual Meeting Materials” portion of the Investor Relations section of the Company’s website (www.unitedfinancialinc.com, click on “Financial Information” and then click on “Annual Meeting Materials”).

The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery
UNITED FINANCIAL BANCORP, INC.	of information up until 11:59 P.M. Eastern Time the day before the cut-off date
45 GLASTONBURY BLVD.	or meeting date. Have your proxy card in hand when you access the web site
GLASTONBURY, CT 06033	and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
								E0716-P77269	KEEP THIS PORTION FOR YOUR RECORDS
		THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.							DETACH AND RETURN THIS PORTION ONLY
UNITED FINANCIAL BANCORP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Director
	Nominee:		For	Withhold
	1a.	Robert A. Stewart, Jr.	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3									For	Against	Abstain
2.	To approve an advisory (non-binding) proposal on the Company's executive compensation.								☐	☐	☐

3.	Ratification of the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year								☐	☐	☐
ending December 31, 2016

NOTE:	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

For address changes and/or comments, please check this box							☐
and write them on the back where indicated.

	Please indicate if you plan to attend this meeting.				☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement are available at
www.unitedfinancialinc.com - click Financial Information and Annual Meeting Materials

UNITED FINANCIAL BANCORP, INC.
Annual Meeting of Shareholders
May 19, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael A. Bars, Michael F. Crowley and Raymond H. Lefurge, Jr., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNITED FINANCIAL BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 19, 2016, at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut, 06103, and any
adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted “FOR” the nominee under Proposal 1; “FOR” the approval of an advisory (non-binding) proposal on the Company’s executive compensation under Proposal 2; and “FOR” the ratification of United Financial Bancorp, Inc.’s appointment of independent auditors in Proposal 3; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominee, it will be voted FOR the nominee.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address above.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side